Exhibit 3.1

AMENDED AND RESTATED BYLAWS OF

CKX LANDS, INC.

(adopted as of August 8, 2019)

Section 1. OFFICES

1.1      The principal office of CKX Lands, Inc. (the “corporation”) shall be located at One Lakeside Plaza, 4th Floor, 127 W. Broad Street, Lake Charles, Louisiana 70601.

1.2     The corporation may have its principal or other offices at such other places as the Board of Directors may from time to time determine or the business of the corporation may require.

Section 2. SHAREHOLDERS’ MEETINGS

2.1     Unless otherwise required by law (including, but not limited to, the Louisiana Business Corporation Act, as amended, or any successor statute (“LBCA”)) or these Bylaws, all meetings of the shareholders shall be held at such place, within or without the State of Louisiana, as may be designated by the Board of Directors.

2.2     An annual meeting of the shareholders shall be held in May of each year, at 10:00 o’clock A.M., or at such other day and time as the Board of Directors shall designate, for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting.

2.3     Special meetings of the shareholders, for any purpose or purposes, may be called by the President or Board of Directors. If any shareholders holding in the aggregate at least ten percent of all the votes entitled to be cast on an issue proposed to be considered at the proposed special meeting sign, date, and deliver to the corporation one or more written demands for a special meeting describing the purpose or purposes for which it is to be held, the Secretary shall call a special meeting of shareholders to be held at such day, place, and time as the Board of Directors may fix.

2.4     Except as otherwise provided by law, the authorized person or persons calling a shareholders’ meeting shall cause written notice of the date, time, and place of the meeting to be given to all shareholders entitled to vote at such meeting, at least fifteen days and not more than sixty days prior to the day fixed for the meeting. Notice of the annual meeting need not state the purpose thereof, unless action is to be taken at the meeting as to which notice is required by law. Notice of a special meeting must include a description of the purpose or purposes for which the meeting is called and include all information that would be required to be delivered pursuant to Section 2.14 of these Bylaws.

2.5     At every meeting of shareholders, an alphabetical list of shareholders entitled to notice of the meeting, arranged and certified by the Secretary or by the agent of the corporation having charge of transfers of shares, showing the address of, number, and class of shares held by each such shareholder on the record date of the meeting, shall be produced on the request of any shareholder, as required by law.

2.6     Except as otherwise provided by law, the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast on the matter by the voting stockholders shall constitute a quorum for action on that matter.

2.7     When a quorum is present at any meeting, action on a matter, other than the election of directors, is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the law or the Articles of Incorporation require a greater number of affirmative votes. Unless otherwise provided in the Articles of Incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

2.8     At any meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote in person, or by proxy appointed by an instrument in writing subscribed by such shareholders and bearing a date not more than eleven months prior to said meeting, unless said instrument provides for a longer period. The aforesaid proxy need not be a shareholder of the corporation. Each shareholder shall have one vote for each share of stock having voting power, registered in his name on the books of the corporation on the record date for the determination of shareholders entitled to vote at the said meeting.

2.9     Adjournments of any annual or special meeting of shareholders may be taken without new notice being given if the new date, time, or place is announced at the meeting before adjournment, unless a new record date is or must be fixed for the adjourned meeting. If a new record date for the adjourned meeting is or must be fixed, notice of the adjourned meeting must be given to persons who are shareholders as of the new record date.

2.10     Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

2.11     If a quorum is not present at an annual meeting or at a special meeting called for the election of directors, the shareholders present at the meeting in person or by proxy may, by a majority of the votes cast on the matter, adjourn the meeting to the next day, at the place and time specified in the approved motion to adjourn. The shareholders present in person or by proxy at the meeting to which the earlier meeting is adjourned shall constitute a quorum for the purpose of electing directors, even if a quorum would not otherwise be present.

2.12     The corporation shall appoint one or more inspectors to act at a meeting of shareholders and to make a written report of the inspectors’ determinations. Each inspector shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of the inspector’s ability. The inspectors shall do all of the following: (1) ascertain the number of shares outstanding and the voting power of each; (2) determine the shares represented at a meeting; (3) determine the validity of proxies and ballots; (4) count all votes; and (5) determine the result. An inspector may be an officer or employee of the corporation.

2.13     The President shall preside at all shareholder meetings. If the President is unable to preside at a shareholder meeting, the Board of Directors shall appoint a chair.

2.14     (a) (1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the shareholders may be made at an annual meeting of shareholders (A) pursuant to the corporation’s notice of meeting, (B) by or at the direction of the Board of Directors or (C) by any shareholder of the corporation who (i) was a shareholder of record at the time of giving of notice provided for in this Bylaw and at the time of the annual meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in this Bylaw as to such business or nomination. For the avoidance of doubt, the foregoing clause (C) shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the corporation’s notice of meeting) at an annual meeting of shareholders.

(2) Without qualification or limitation, for any nominations or any other business to be properly brought before an annual meeting by a shareholder pursuant to paragraph (a)(1)(C) of this Bylaw, the shareholder must have given timely notice thereof in writing to the Secretary and such other business must otherwise be a proper matter for shareholder action. If the shareholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the corporation with a Solicitation Notice, as that term is defined in subclause (E)(ii) of paragraph (a)(2) of this Bylaw, such shareholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the corporation’s voting shares reasonably believed by such shareholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such shareholder, and must, in either case, have included in such materials the Solicitation Notice, and if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the shareholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this section.

To be timely, a shareholder’s notice must be received at the principal office of the corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the 15th day following the day on which public announcement of the date of such meeting is first made by the corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. To be in proper form, a shareholder’s notice (whether given pursuant to this paragraph (a)(2) or paragraph (b)) to the Secretary must: (A) set forth, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the corporation’s books, and of such beneficial owner, if any, (ii) (a) the class or series and number of shares of the corporation which are, directly or indirectly, owned beneficially and of record by such shareholder and such beneficial owner, (b) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (c) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any shares of any security of the corporation, (d) any short interest in any security of the corporation (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (e) any rights to dividends on the shares of the corporation owned beneficially by such shareholder that are separated or separable from the underlying shares of the corporation, (f) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (g) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date), and (iii) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (B) if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, in such business and (ii) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder; (C) set forth, as to each person, if any, whom the shareholder proposes to nominate for election or reelection to the Board of Directors (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; (D) with respect to each nominee for election or reelection to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Section 2.15 of these Bylaws; and (E) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) in the case of the shareholder giving the notice, a representation that the shareholder is a holder of record of the stock of the corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination, (ii) a representation whether or not the shareholder or the beneficial owner, if any, will or is part of a group which will (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the corporation’s outstanding capital stock required under applicable law to approve or adopt the proposal or, in the case of nominations, reasonably believed by such shareholder or beneficial owner to elect the nominee and/or (y) otherwise solicit proxies or votes from shareholders in support of such proposal or nomination (in each case, a “Solicitation Notice”), (iii) a certification regarding whether such shareholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the shareholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the corporation and/or the shareholder’s and/or beneficial owner’s acts or omissions as a shareholder of the corporation and (iv) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) to which the shareholder or beneficial owner, or any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”), is a party, the intent or effect of which may be (x) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the corporation, (y) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the corporation and/or (z) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the corporation. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

(3) Notwithstanding anything in the third sentence of paragraph (a)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 15th day following the day on which such public announcement is first made by the corporation.

(b) Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the corporation’s notice of meeting (1) by or at the direction of the Board of Directors or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the corporation who (A) is a shareholder of record at the time of giving of notice provided for in this Bylaw and at the time of the special meeting, (B) is entitled to vote at the meeting, and (C) complies with the notice procedures set forth in this Bylaw as to such nomination. In the event the corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the shareholder’s notice required by paragraph (a)(2) of this Bylaw with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 2.15 of these Bylaws) shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, the 15th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

(c) (1) Only such persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding anything herein to the contrary, unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual or special meeting of shareholders of the corporation to present a nomination or business pursuant to this Section 2.14, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 2.14, to be considered a qualified representative of the shareholder, a person must be a duly authorized officer, manager, member of a member-managed liability company or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders.

(2) For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3) Notwithstanding the foregoing provisions of this Bylaw, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to paragraph (a)(1)(C) or paragraph (b) of this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock if and to the extent provided for under law, the Articles of Incorporation or these Bylaws.

(4) A shareholder providing notice of a proposed nomination for election to the Board of Directors or other business proposed to be brought before a meeting pursuant to this Section 2.14 shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (A) as of the record date for determining the shareholders entitled to notice of the meeting and (B) as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the shareholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary of the corporation at the principal executive offices of the corporation not later than five (5) days after the record date for determining the shareholders entitled to notice of the meeting (in the case of any update and supplement required to be made as of the record date for determining the shareholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or adjournment or postponement thereof) and not later than five (5) days after the record date for determining the shareholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior the date of the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the requirement to update and supplement such notice shall not permit any shareholder or other person to change or add any nominee or other proposed business or be deemed to cure any defects or limit the remedies (including without limitation under these Bylaws) available to the corporation relating to any defect.

2.15     To be eligible to be a nominee for election or reelection as a director of the corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.14) to the Secretary at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (a) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with all corporate governance, conflict of interest, business conduct, confidentiality and stock ownership and trading policies and guidelines of the corporation generally applicable to directors.

Section 3. DIRECTORS

3.1     All of the corporate powers shall be vested in, and the business and affairs of the corporation shall be managed by a Board of Directors, which shall consist of such number of natural persons as may be fixed by the Board of Directors from time to time, but not less than five nor more than fifteen directors. The Board of Directors may exercise all such powers of the corporation and do all such lawful acts and things which are not by law, the Articles of Incorporation, or these Bylaws directed or required to be done by the shareholders. The directors shall be elected at the annual meeting of the shareholders and shall hold office for one year and until their successors are elected and have qualified or there is a decrease in the number of directors. No director need be a shareholder.

3.2     The remaining directors, even though not constituting a quorum, may, by a majority vote, fill any vacancy on the Board of Directors (including any vacancy resulting from an increase in the authorized number of directors, or from failure of the shareholders to elect the full number of authorized directors) for an unexpired term, provided that the shareholders shall have the right, at any special meeting called for the purpose prior to such action by the Board of Directors, to fill the vacancy.

3.3     If at any time the Chair of the Board shall be the President or other officer of the corporation, the directors who meet the definition of independent director under the rules of the NYSE American or the principal stock exchange on which the corporation’s shares are traded or listed shall appoint an independent director to serve as Lead Independent Director of the Board of Directors. Any Lead Independent Director so appointed shall serve for a term ending one (1) year from the date of his or her appointment, or upon his or her earlier death, resignation, removal or disqualification as an independent director.

The Lead Independent Director shall preside at all meetings of the Board of Directors at which the Chair of the Board is not present, including executive sessions of the independent directors; serve as a liaison between the Chair of the Board and the independent directors; approve information sent to the Board of Directors in preparation for meetings of the Board of Directors; approve agendas for meetings of the Board of Directors; approve schedules for meetings of the Board of Directors to ensure that there is sufficient time for discussion of all agenda items; have the authority to call meetings of the independent directors; be available for communications with the corporation’s shareholders; and have such other responsibilities as the Board of Directors may determine from time to time.

The Lead Independent Director may be removed as Lead Independent Director at any time with or without cause by a majority of the independent directors.

Section 4. COMPENSATION OF DIRECTORS

4.1     Directors as such, shall receive such salary for their services as may be fixed by resolution of the Board of Directors and shall receive their actual expenses of attendance, if any, for each regular or special meeting of the Board of Directors; provided that nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

Section 5. MEETINGS OF THE BOARD

5.1     The meetings of the Board of Directors shall be held at the corporation’s principal office or at such other place within or without the State of Louisiana as a majority of the directors shall determine.

5.2     The first regular meeting of each newly elected Board of Directors shall be held immediately following the annual shareholders’ meeting and at the same place as the annual meeting. Subsequent regular meetings shall be held as determined by the Board of Directors.

5.3     A special meeting of the Board of Directors may be called by the Chair of the Board, by the President, or by a majority of the directors. A special meeting shall be called by the President or Secretary on the written request of two directors and if the President and Secretary fail, refuse, or are unable to call the meeting, then the two directors may call the meeting.

5.4     Regular meetings of the Board of Directors may be held without notice of the date, time, place, or purpose of the meeting. Special meetings of the Board of Directors must be preceded by at least forty-eight hours’ notice of the date, time, place and purpose or purposes of the meeting. A director may waive any required notice before or after the date and time stated in the notice.  Except as provided by these Bylaws, the waiver must be in writing, signed by the director entitled to the notice, and filed with the minutes or corporate records. A director’s attendance at or participation in a meeting waives any required notice to the director of the meeting unless (a)  the director at the beginning of the meeting, or promptly upon arrival, objects to holding the meeting or transacting business at the meeting or (b) the objection is to the consideration of an item of business outside the scope of the purposes stated in the notice of the meeting and the director objects to the consideration of that item promptly after the item is first raised for consideration at the meeting. A director who objects in accordance with the preceding sentence, but who then participates in the meeting or votes in favor of one or more actions at the meeting, does not waive the objection except with respect to those actions at the meeting that the director votes to approve.

5.5     A majority of the directors fixed in accordance with Section 3.1 of these Bylaws shall be necessary to constitute a quorum for the transaction of business and the acts of a majority of the directors present shall be the acts of the Board of Directors, unless a provision of law, the Articles of Incorporation, or the Bylaws requires the vote of a greater number of directors.

5.6     If a quorum is present when the meeting is convened, but the quorum is lost through the withdrawal from the meeting of one or more directors, the directors present may continue to do business, taking action by the vote required by Section 5.5 hereof, until adjournment, provided that the number of affirmative votes is not fewer than the number that would have been required had the quorum not been lost.

5.7 Any and all of the directors may participate in a regular or special meeting of the directors by, or may conduct the meeting through the use of, any means of communication by which all participating directors may simultaneously hear each other during the meeting, including by means of an interpreter or transcription device for the hearing impaired or similar technology.

5.8     Any action which may be taken at a meeting of the Board of Directors or any meeting of a committee thereof may be taken by unanimous consent in writing signed by all of the directors or by unanimous consent of the members of the committee, as the case may be, and filed with the records of proceedings of the Board of Directors or committee.

5.9     A director of the corporation who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken shall be deemed to have assented to the action taken unless: (a) he objects at the beginning of the meeting (or promptly upon his arrival) to holding it or transacting business at the meeting; (b) his dissent or abstention from the action taken is entered in the minutes of the meeting; or (c) he delivers written notice of his dissent or abstention to the presiding officer of the meeting before its adjournment or to the corporation immediately after adjournment of the meeting. The right of dissent or abstention shall not be available to a director who votes in favor of the action taken.

Section 6. COMMITTEES OF THE BOARD

The Board of Directors may create one or more committees, which, to the extent provided by resolution of the Board of Directors, the Articles of Incorporation, or the Bylaws, and except as prohibited by law (including, but not limited to, Section 1-825(E) of the LBCA), shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation. The Board of Directors may appoint one or more directors to serve on any such committee and may appoint one or more directors as alternate members to replace any absent or disqualified regular members. The creation of a committee and appointment of members to it must be approved by a majority of all the directors in office when the action is taken. At a minimum, the Board of Directors shall designate three standing committees consisting of directors meeting the independence requirements of the NYSE American (or such other stock exchange on which the corporation’s common stock shall then be listed) as follows:

●

Audit Committee: Assists the Board of Directors with fulfilling its oversight responsibilities with respect to financial reports and other financial information and appoints the corporation’s independent registered public accounting firm.

●	Compensation Committee: Recommends to the Board of Directors all executive compensation.
●	Nominating Committee: Selects and recommends director and officer nominees to the Board of Directors.

The Board of Directors shall approve a separate written charter for the Audit Committee. The provisions of the Bylaws governing meetings, action without meetings, notice and waiver of notice, and quorum and voting requirements of the Board of Directors, shall apply to committees and their members as well.

Section 7. REMOVAL OF BOARD MEMBER

The shareholders, by vote of a majority of number of votes entitled to be cast in an election of directors, at any meeting called for the purpose, may remove from office any one or more of the directors, notwithstanding that his or their terms of office may not have expired. Notice of the meeting must state that the purpose, or one of the purposes, of the meeting is the removal of the director or directors.

Section 8. NOTICES

8.1     Any notice required or permitted by law, the Articles of Incorporation or the Bylaws to be given to any shareholder or director may be given or sent by any method of delivery authorized by the LBCA, including but not limited to Section 1-141 thereof. Notices of meetings of directors may be given by electronic transmission. Notices are effective at the time provided by the LBCA, including but not limited to Section 1-141 thereof.

8.2     Whenever any notice is required to be given to any shareholder or director of the corporation by law, the Articles of Incorporation or the Bylaws, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, and filed with the minutes or corporate records, shall be deemed equivalent to the giving of such notice.

Section 9. OFFICERS

9.1     The officers of the corporation shall be appointed by the Board of Directors and shall be a President, a Secretary and a Treasurer. The President may appoint one or more Vice Presidents subject to approval of a majority of the directors at the time of appointment. Any two offices may be held by one person, provided that no person holding more than one office may sign, in more than one capacity, any certificate or other instrument required by law to be signed by two officers.

9.2     The Board of Directors may appoint such other officers as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

9.3     The officers of the corporation shall hold office at the pleasure of the Board of Directors.

9.4     The President shall have general and active management of the business of the corporation.

9.5     The Vice-Presidents (if any) in the order specified by the President or, if not so specified, in the order of their seniority shall, in the absence or disability of the President, perform the duties and exercise the powers of the President, and shall perform such other duties as the President or the Board of Directors shall prescribe.

9.6     The Secretary or the Secretary’s designee shall attend meetings of the Board of Directors and all meetings of the shareholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose. He shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he shall be. He shall keep in safe custody the seal of the corporation, if any, and affix the same to any instrument requiring it.

9.7     The Treasurer shall have the custody of the corporate funds and shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all monies and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. He shall keep or cause to be kept a proper accounting of all receipts and disbursements and shall disburse the funds of the corporation only for proper corporate purposes or as may be ordered by the Board of Directors and shall render to the President and the Board of Directors at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the corporation.

Section 10. STOCK

10.1      All certificates of stock shall be signed by the President and the Secretary and shall be sealed with the corporate seal. Such signatures and seal may be facsimile if the certificate is signed by the corporation’s transfer agent or registrar.

10.2     Upon receipt of proper evidence of authority to transfer ownership of corporation stock by the corporation or its transfer agent, the corporation or its transfer agent shall record the transfer transaction its books. Transfers of stock shall be made only in such manner. An old certificate, properly endorsed, shall be surrendered and cancelled before a new certificate is issued.

10.3     In case of loss or destruction of a certificate of stock, no new certificate shall be issued in lieu thereof except upon satisfactory proof of affidavit of such loss or destruction; and upon the giving of satisfactory security, by bond or otherwise (if the Board of Directors so requires), against loss to the corporation.

Section 11. DETERMINATION OF SHAREHOLDERS

11.1     Record Date. For the purpose of determining shareholders entitled to notice of and to vote at a meeting, or to receive a dividend, or to receive or exercise subscription or other rights, or to participate in a reclassification of stock, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix a record date for determination of shareholders for such purpose, such date to be not more than sixty days and, if fixed for the purpose of determining shareholders entitled to notice of and to vote at a meeting, not less than twenty days, prior to the meeting or action requiring the determination of shareholders is to be taken. When a determination of shareholders entitled to notice of or to vote at any meeting of shareholders has been made as provided in this section, such determination shall be effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting.

11.2     Registered Shareholders. Except as otherwise provided by law, the corporation, and its directors, officers and agents, may recognize and treat a person registered on its records as the owner of shares, as the owner in fact thereof for all purposes, and as the person exclusively entitled to have and to exercise all rights and privileges incident to the ownership of such shares, and rights under this Section shall not be affected by any actual or constructive notice which the corporation, or any of its directors, officers or agents, may have to the contrary.

Section 12. MISCELLANEOUS

12.1     Dividends. Except as otherwise provided by law or the Articles of Incorporation, the Board of Directors may authorize dividends to shareholders at any regular or special meeting payable in cash, in property, or in shares of stock.

12.2     Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

12.3     Fiscal Year. The Board of Directors may adopt for and on behalf of the corporation a fiscal or a calendar year

12.4     Seal. The Board of Directors may adopt a corporate seal, which seal shall have inscribed thereon the name of the corporation. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. Failure to affix the seal shall not however, affect the validity of any instrument.

12.5     Gender. All pronouns and variations thereof used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter gender, singular or plural, as the identity of the person, persons, entry or entities referred to require.

Section 13. INDEMNIFICATION

13.1     To the fullest extent permitted by law, including, without limitation, Section 1-853 of the LBCA, as presently in effect or amended hereafter, pertaining to the advancement of expenses, the corporation shall indemnify and advance expenses to its directors and officers for liability (as defined in Section 1-850(3) of the LBCA, as presently in effect or amended hereafter) to any person for any action taken, or any failure to take any action, as a director or officer, as the case may be, except in an action brought directly by the corporation against such person.

13.2     To the extent permitted by law, the right to indemnification conferred in this Section (a) shall apply to acts or omissions antedating the adoption of this Section; (b) shall be severable; (c) shall continue as to a person who has ceased to be a director or officer; and (d) shall inure to the benefit of the heirs, executors and administrators of such person.

13.3     This Section may be repealed or amended from time to time by the Board of Directors with or without shareholder approval; provided however, that no such repeal or amendment shall limit the right to indemnification conferred in this Section for liability for acts or omissions which occurred prior to the time of such repeal or amendment.

Section 14. AMENDMENTS

These Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the Board of Directors at any regular or special meeting of the Board of Directors. Any alteration, amendment or repeal of, or any addition to, these Bylaws which affects the filling of vacancies on the Board of Directors, the removal of directors, super majority voting requirements, or classes of stock including preferences, limitations and relative rights thereof shall require an affirmative vote of two-thirds (2/3) or more of all the directors in office when the action is taken.

Section 15. EXCLUSIVE FORUM

Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the corporation to the corporation or the corporation’s shareholders, (c) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the Louisiana Business Corporation Act or the corporation’s Articles of Incorporation or Bylaws (as any of them may be amended from time to time), or (d) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine shall be (1) a state court of proper jurisdiction located within Calcasieu Parish, Louisiana, (2) if (and only if) no state court located within Calcasieu Parish, Louisiana, has jurisdiction, then a federal district court located in the City of Lake Charles, Louisiana or (3) if, and only if, neither a state court located within Calcasieu Parish, Louisiana, nor the federal court designated above, has jurisdiction, then in any state or federal court of proper jurisdiction located in the State of Louisiana.